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                                                               EXHIBIT 11.1

                       COMPUTATION OF LOSS PER SHARE

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                                                            PROFORMA
                                                  ------------------------------
                                                   SIX-MONTH
                                                   TRANSITION
                                     YEAR ENDED   PERIOD ENDED  APRIL 5, 1995 TO
                                     MARCH 28,     MARCH 29,     SEPTEMBER 29,
                                        1997          1996            1995
                                    ------------  ------------  ----------------
Loss applicable to common stock.... $(10,523,000) $(11,448,000)   $(6,116,000)
Weighted average shares
 outstanding:
  Shares outstanding from the
   beginning of the period.........    6,193,830     6,193,830      6,193,830
  Shares issued to Management prior
   to July 1996 at prices below the
   initial public offering price
   reduced by shares acquired
   through the application of the
   treasury stock method...........       59,272        75,013         75,013
  Options granted to Management
   prior to July 1996 at 85 percent
   of the initial public offering
   price reduced by shares acquired
   through the application of the
   treasury stock method...........            0       110,342        110,342
  Number of shares which were sold
   at the initial public offering
   price of $14.00 to fund the
   following:
    Shares issued to Management for
     preferred stock...............       21,319        28,315         28,315
    Cash used to repurchase
     remaining preferred stock.....            0     1,366,607      1,366,607
  Shares issued at Initial Public
   Offering in July 1996 and the
   over allotment option in August
   1996............................    2,958,109             0              0
                                    ------------  ------------    -----------
Total weighted average number of
 shares............................    9,232,530     7,774,107      7,774,107
                                    ============  ============    ===========
Net Loss per Common Share.......... $      (1.14)
                                    ============
Proforma Net Loss per Common
 Share.............................               $      (1.47)   $     (0.79)
                                                  ============    ===========
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